Exhibit 10.2

Confidential

July 22, 2014

Curt Hartman

202 Brownstone Drive

Mooresville, NC 28117

Dear Curt,

Subject to final approval of the CONMED Corporation Board of Directors, I am pleased to present you with a formal offer to become the Interim CEO of the Company. We are confident that your experience, knowledge of the industry and your overall business acumen will accelerate and fulfill CONMED’s growth expectations.

Your employment as Interim CEO will commence on July 23, 2014, and you will continue to serve as a member of the Company’s Board of Directors, but will no longer serve as a member of the Audit Committee of the Board. Your employment as Interim CEO will be at-will, and will end on the date that a permanent CEO commences employment (unless earlier terminated by the Board of Directors or by you).

COMPENSATION

Effective on July 23, 2014, you will be paid a base salary at an annual rate of $600,000. You will also be eligible for the CONMED Corporation Executive Management Bonus Program, with a target bonus equal to 50% of your annual base salary. Your bonus for 2014 will be pro-rated based on the number of days you are employed as Interim CEO during calendar year 2014. Notwithstanding the terms of the Executive Management Bonus Program, should your employment as Interim CEO terminate for reasons other than “cause” before the payment of the bonus is due, you will be paid a bonus based on the achievement of the goals as assessed at the end of the period and pro-rated based on the number of days that you are employed as Interim CEO for such year.

You will receive a grant of 32,500 Restricted Stock Units (RSUs) in connection with the commencement of your employment, subject to approval of the Compensation Committee of the Board of Directors. For each month you are employed as Interim CEO, you will vest in 1/12 of the number of such RSUs, which provide for “double-trigger” change in control vesting and otherwise will be subject in all respects to the terms and conditions of the Company equity compensation plan and award agreement pursuant to which they are granted. At the end of your employment as Interim CEO, any unvested RSUs will be forfeited.

You will also be eligible to receive a special cash transition award, with a target amount equal to $300,000 (on an annualized basis), pro-rated based on the number of days you are employed as Interim CEO during a one-year period beginning on the date you commence employment. The amount of the transition award that you earn will be determined in the sole discretion of the independent members of the Board of Directors pursuant to recommendation of the Compensation Committee, based on the Board’s evaluation of the achievement of business objectives specified by the Board of Directors, may be higher or lower than your target amount, and will be paid to you within 30 days of the earlier of (i) the date you cease to be employed as the Interim CEO and (ii) the first anniversary of your start date.

While serving as Interim CEO, you will not be eligible to receive the fees or equity awards provided to non-employee Directors under the Company’s Director compensation program. The equity awards previously granted to you for your service as a Director will remain outstanding, and will be settled in accordance with their terms, and you will receive payment of your earned but unpaid Director fees in accordance with the Company’s practices at the time such fees are scheduled to be paid.

525 French Road, Utica, New York 13502 — 315-797-8375 — 800-765-8375

TEMPORARY HOUSING

During the period that you serve as Interim CEO, you will be entitled to a housing allowance of $3,200 per month to cover your temporary lodging, meals, and incidentals.

OTHER BENEFITS

You will be entitled to all normal benefits afforded to the CONMED employees including: medical, dental, and prescription drug insurance, flexible spending accounts, basic and supplemental life insurances, travel accident insurance, EAP, short-term and long-term disability insurance, pension plan, employee stock purchase plan, 401(k) retirement savings plan and holiday pay.

525 French Road, Utica, New York 13502 — 315-797-8375 — 800-765-8375

I hope you find this offer letter meets your expectations. If so, please confirm this by signing the letter below and returning it to me as soon as possible, but no later than July 22, 2014. Please feel free to contact Dirk or me if you have any questions. We are very excited about having you join our team. I look forward to hearing from you.

Sincerely,
/s/ Mark E. Tryniski
Mark E. Tryniski
Chairman of the Board

Accepted and agreed to this 22nd day of July, 2014.

By:	/s/ Curt Hartman
Curt Hartman

cc:	Dirk Kuyper, Chair of the Compensation Committee
Heather L. Cohen, EVP HR, Deputy General Counsel
Daniel S. Jonas, EVP, General Counsel

525 French Road, Utica, New York 13502 — 315-797-8375 — 800-765-8375